Exhibit 99.2

Performance Factors for Executive Officers for Performance Share Units
under Textron Inc. 2007 Long-Term Incentive Plan

Under the Performance Share Unit Plan for Textron Employees, participants are awarded a number of performance share units that are payable in cash at the end of the respective three-year performance cycle.  The payout is determined by multiplying the number of performance share units earned by the then current market value of Textron common stock at the end of the performance period. The number of performance share units earned by Executive Officers at the end of the three-year performance cycle is determined by the Organization and Compensation Committee (the “Committee”) of the Board of Directors, and are based on factors for each cycle determined by the Committee.  The Committee will set the targets for each factor annually to ensure that targets are appropriate for the economic conditions during each year of the performance cycle.  Such factors generally include earnings per share (“EPS”), cash efficiency, and enterprise return on invested capital (“ROIC”).

Failure to attain a minimum EPS performance level will result in the failure to earn any performance share units related to the EPS portion of the award with respect to the related year.  Attainment between the minimum and maximum EPS targets will result in earning a portion of the performance share units related to the EPS portion of the award as defined by a pre-established mathematical formula. The Committee may determine an award less than that determined by the formula but may not determine an award more than that derived by the formula.

The cash efficiency metric for the performance share units will work similarly to the EPS metric, provided that no performance share units will be earned unless a minimum level of performance is achieved and a portion of the units will be earned if performance is between the minimum and maximum according to a mathematical formula.

With respect to the ROIC target, failure to achieve enterprise-wide ROIC above the weighted average cost of capital (“WACC”) over the performance period will result in no performance share units earned related to the ROIC portion of the award.  ROIC between WACC and the maximum target will result in earning a portion of the performance share units related to the ROIC metric using a pre-established mathematical formula.

Participants have an opportunity to earn up to 150% of each metric or portion of the award for achieving performance above the maximum goals set by the O&C Committee